EXHIBIT 99.2

AMENDED ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MMC’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006.

As discussed in Note 1 of these consolidated financial statements included in Amended Item 8, on February 1, 2007, MMC announced that it had entered into an agreement with Great West Lifeco Inc. (“GWL”), a majority owned subsidiary of Power Financial Corporation, pursuant to which GWL agreed to purchase Putnam Investments Trust for $3.9 billion. Accordingly, we have amended the consolidated results of operations, segment data and related disclosures contained in this management’s discussion and analysis and notes to the consolidated financial statements to reflect the results of Putnam as a discontinued operation.

General

Marsh & McLennan Companies, Inc. and Subsidiaries (“MMC”) is a global professional services firm. MMC’s subsidiaries include Marsh Inc. (“Marsh”), which provides risk and insurance services; Guy Carpenter & Company, LLC (“Guy Carpenter”), which provides reinsurance services; Kroll Inc. (“Kroll”), which provides risk consulting services; Mercer Inc. (“Mercer”), which provides human resource and specialty consulting services; and Putnam Investments (“Putnam”), which provides investment management services. MMC’s approximately 55,000 employees worldwide provide analysis, advice and transactional capabilities to clients in over 100 countries.

MMC’s business segments are based on the services provided. Risk and Insurance Services includes risk management and insurance and reinsurance broking and services, provided primarily by Marsh and Guy Carpenter. Risk Consulting & Technology, conducted through Kroll, includes risk consulting and related investigative, intelligence, financial, security and technology services. Consulting, which comprises the activities of Mercer Human Resource Consulting and Mercer’s Specialty Consulting Businesses, includes human resource consulting and related services, and specialized management and economic consulting services. We conduct Investment Management through Putnam. Please see Note 18 to the consolidated financial statements which discusses MMC’s agreement to sell Putnam to Great-West Lifeco, Inc. A fuller description of our segments’ business activities is included in Part I, Item 1 of this report.

We describe the primary sources of revenue and categories of expense for each segment below, in our discussion of segment financial results. Management evaluates performance based on segment operating income, which reflects expenses directly related to segment operations, but not MMC corporate-level expenses. A reconciliation of segment operating income to total operating income is included in Note 17 to the consolidated financial statements included elsewhere in this report. The accounting policies used for each segment are the same as those used for the consolidated financial statements.

This MD&A contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. See “Information Concerning Forward-Looking Statements” at the outset of this report.

Significant Developments

MMC’s historical financial information should be viewed in light of the significant developments discussed below.

As described more fully below, results of operations in 2006 reflect, among other items:

•	the reclassification of Putnam as a discontinued operation for all periods presented;

•

stock option expense under SFAS 123(R) (“Share-Based Payment”), which MMC adopted effective July 1, 2005. MMC’s 2006 results include stock option expense in each segment for the full year. The 2005 results reflect a charge for six months (from the date of adoption on July 1, 2005) recorded in corporate expenses;

•	restructuring savings and charges under MMC’s 2005 and 2006 restructuring plans;

•	the sale of Sedgwick Claims Management Services in the first quarter of 2006, the gain from which appears in discontinued operations;

•	the sale of Price Forbes, MMC’s U.K.-based wholesale brokerage business in the third quarter of 2006, the loss from which, net of current year earnings, is included in discontinued operations;

•

the sale of Kroll Security International (“KSI”), Kroll’s international high-risk asset and personal protection division in the fourth quarter of 2006, the gain from which, net of current year operating loss, is included in discontinued operations; and

•	the continuing decline in market service revenues in the risk and insurance services segment.

Consolidated Results of Operations

For the Years Ended December 31, (In millions, except per share figures)	2006	2005	2004

Revenue:
Service revenue	$10,350	$9,902	$9,877
Investment income (loss)	197	180	149

Operating revenue	10,547	10,082	10,026

Expense:
Compensation and benefits	6,515	6,327	6,073
Other operating expenses	2,877	3,135	2,853
Settlement and other costs	—	30	618

Operating expenses	9,392	9,492	9,544

Operating income	$1,155	$590	$482

Income from Continuing Operations	$632	$201	$175

Discontinued Operations, net of tax	358	203	1

Net income	$990	$404	$176

Income from Continuing Operations Per Share:

Basic	$1.15	$0.37	$0.33

Diluted	$1.14	$0.37	$0.33

Net Income Per Share:

Basic	$1.80	$0.75	$0.33

Diluted	$1.76	$0.74	$0.33

Average number of shares outstanding:

Basic	549	538	526

Diluted	557	543	535

Consolidated operating income in 2006 increased 96% to $1.2 billion, resulting from a 5% increase in operating revenue and a 1% decrease in operating expenses. Revenue increases in consulting and risk consulting & technology were partly offset by decreases in risk and insurance services. The decrease in operating expenses reflects cost savings from restructuring activities, reduced net restructuring and related charges as well as lower costs related to several significant expense items, discussed in more detail below under “Consolidated Revenue and Expense”. These expense savings were partly offset by incremental costs, primarily related to stock options under SFAS 123(R).

Results from discontinued operations in 2006 were $358 million net of tax, primarily due to the inclusion of Putnam’s net operating results and the gain on the sale of Sedgwick Claims Management Services in January 2006. In the third quarter of 2006, MMC completed the sale of Price Forbes, its U.K.-based wholesale insurance broker. The loss on the disposal of Price Forbes and net income associated with its 2006 results are included in discontinued operations. The results of Price Forbes were insignificant to MMC’s 2005 results and, therefore, prior year amounts have not been restated. In the fourth quarter of 2006, Kroll completed the sale of Kroll Security International (“KSI”), its international high-risk asset and personal protection division. The gain on the disposal of KSI, and the financial results associated with 2006 and prior periods, are included in discontinued operations.

Consolidated Revenues and Expenses

Consolidated revenue for the year ended December 31, 2006 was $10.5 billion, a 5% increase over the prior year. Higher revenue in the consulting and risk consulting & technology segments was partly offset by lower revenue in the risk and insurance services segment. Consolidated revenue increased 5% on an underlying basis, which includes the impact of a $71 million reduction in market services revenue.

MMC does business in over 100 countries, as a result of which the impact of foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, the revenue impact of acquisitions and dispositions may affect period-over-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to another by identifying these impacts. The impact of foreign currency translations, acquisitions and dispositions on MMC’s operating revenues by segment is as follows:

				Components of Revenue Change

	Twelve Months Ended December 31,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
(In millions, except percentage figures)	2006	2005	Revenue	Impact	Impact	Revenue

Risk and Insurance Services
Insurance Services	$4,390	$4,567	(4)%	—	(2)%	(2)%
Reinsurance Services	880	836	5%	—	—	5%
Risk Capital Holdings (a)	193	189	2%	—	(5)%	7%

Total Risk and Insurance Services	5,463	5,592	(2)%	—	(2)%	—

Risk Consulting & Technology (b)	979	872	12%	—	3%	9%

Consulting
Human Resource Consulting	3,021	2,794	8%	1%	—	7%
Specialty Consulting	1,204	1,008	19%	1%	2%	16%

Total Consulting	4,225	3,802	11%	1%	1%	9%

Total Operating Segments	$10,667	$10,266	4%	—	—	4%

Corporate/Eliminations	(120)	(184)

Total Revenue	$10,547	$10,082	5%	—	—	5%

				Components of Revenue Change

	Twelve Months Ended December 31,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
(In millions, except percentage figures)	2005	2004	Revenue	Impact	Impact	Revenue

Risk and Insurance Services
Insurance Services	$4,567	$5,166	(12)%	1%	—	(13)%
Reinsurance Services	836	859	(3)%	1%	—	(4)%
Risk Capital Holdings (a)	189	180	5%	—	(8)%	13%

Total Risk and Insurance Services	5,592	6,205	(10)%	1%	—	(11)%

Risk Consulting & Technology (b)	872	371	135%	(1)%	114%	22%

Consulting
Human Resource Consulting	2,794	2,786	—	1%	—	(1)%
Specialty Consulting	1,008	851	19%	—	1%	18%

Total Consulting	3,802	3,637	4%	1%	—	3%

Total Operating Segments	$10,266	$10,213	1%	1%	5%	(5)%

Corporate/Eliminations	(184)	(187)

Total Revenue	$10,082	$10,026	1%	1%	5%	(5)%

(a)	Risk Capital Holdings owns MMC’s investments in private equity funds, insurance and financial services firms.
(b)	Certain reclassifications have been made to prior year amounts to conform with current presentation. The data presented excludes the KSI division, which is included in discontinued operations.

Revenue

In 2006, risk and insurance services revenue decreased 2% compared with 2005 and was flat on an underlying basis. A 5% increase in underlying revenue in reinsurance services was offset by a 2% decrease in insurance services, partly resulting from a $71 million decline in market service revenue. Risk consulting & technology revenue increased 12% due to growth in Kroll’s corporate advisory and restructuring, technology services and security businesses. Consulting revenue increased 11%, resulting from a 19% increase in Mercer’s specialty consulting businesses and an 8% increase in Mercer HR consulting.

During 2005, revenue in the risk and insurance services segment decreased 10% from 2004. Underlying revenue declined 11%, resulting from a $407 million decline in market services revenue, lower levels of new business and renewals and the impact of lower insurance premium rates. These declines were partly offset by the impact of foreign currency exchange rates. Risk consulting & technology revenue increased $501 million. Due to the acquisition of Kroll in July 2004, results in 2005 include a full year of revenue for Kroll, compared with six months of revenue in 2004. Underlying growth in risk consulting & technology was 22%, due to growth in technology services, corporate advisory and restructuring, and background screening. Consulting revenue increased 4%, resulting from a 19% increase in Mercer’s specialty consulting businesses.

Operating Expenses

Consolidated operating expenses in 2006 decreased 1% from 2005. The decrease in operating expenses reflects cost savings from restructuring activities; a decrease in net restructuring and related charges; lower settlement, legal and regulatory costs related to proceedings involving MMC and certain of its subsidiaries; and lower costs related to employee retention awards, partly offset by higher compensation costs, primarily in the consulting segment due to increased headcount and higher incentive compensation. Expenses in 2006 also reflect lower costs related to professional liability claims. These decreases in 2006 were partly offset by higher expenses related to stock options. Due to the adoption of SFAS 123(R) on July 1, 2005, the prior year includes expenses related to stock options for only six months while 2006 includes stock option expense for the full year. In 2006, the costs related to stock options are included in segment results. In 2005, the costs related to stock options are included in Corporate.

Consolidated operating expenses in 2005 were essentially the same as 2004. This was primarily due to savings from restructuring initiatives and lower regulatory and other settlement expenses, mostly offset by employee retention costs, the impact of acquisitions, higher benefits costs, and incremental costs, primarily related to stock options, resulting from the implementation of SFAS 123(R). Expenses in 2004 include an $850 million charge related to the NYAG/NYSID settlement and restructuring costs of $337 million, partly offset by a $105 million credit from the final insurance settlement related to World Trade Center losses.

Restructuring and Related Activities

MMC initiated restructuring activities in the first quarter of 2005 (the “2005 Plan”) and the third quarter of 2006 (the “2006 Plan”). In 2006 we incurred net restructuring costs of $87 million and related charges of $38 million from actions taken under these restructuring plans. The costs and annualized savings relating to the plans are discussed below.

2005 Plan
MMC’s actions under the 2005 Plan are complete. MMC is currently realizing annualized savings of approximately $400 million attributable to the 2005 Plan relating primarily to the risk and insurance services segment. In early 2006, MMC began implementing its plan to eliminate excess space in its corporate headquarters building in mid-town New York (“headquarters building”). Costs related to its headquarters building incurred through June 30, 2006 (approximately $40 million) and savings generated from those actions (approximately $10 million) were recognized as part of the 2005 Plan.

2006 Plan
In September 2006, MMC announced cost savings initiatives related to firm-wide infrastructure, organization structure and operating company business processes which are expected to result in annualized savings of approximately $350 million when fully implemented by the end of 2008, and result in restructuring charges and related costs of approximately $225 million. The cost savings initiatives are expected to be implemented in several phases – Phase 1 began in September 2006, with several additional phases to follow. The discussion below identifies the areas impacted and savings expected from various phases of the 2006 Plan.

Phase 1 of the 2006 Plan is expected to result in cost savings of $160 million. The expected savings from this phase comprise $70 million from operating company process improvements and $90 million from corporate infrastructure and process improvements in IT, real estate and corporate functions. Staff reductions of more than 750 are expected. During 2006, MMC recorded a net charge of $10 million in connection with actions taken under Phase 1 that includes a $74 million gain on the sale of five (5) floors in MMC’s headquarters building, more than offset by costs primarily related to severance and exit costs for facilities. Through December 2006, the actions under Phase 1 are expected to result in annualized savings of approximately $110 million beginning in the first quarter of 2007. These actions under Phase 1 are expected to be completed by the second quarter of 2007, except for certain actions related to MMC’s headquarters building, discussed below.

As part of its ongoing review of operations, Marsh has identified additional actions that are expected to result in the reduction of 170 positions (“Phase 2”). These actions are expected to increase the expected annualized savings from the 2006 Plan by approximately $40 million and result in additional charges of approximately $40 million related to severance and exit costs for facilities. In the fourth quarter of 2006, MMC incurred costs of $14 million related to this second phase of the 2006 Plan.

MMC currently expects additional annualized savings of $190 million under one or more future phases of the 2006 Plan, resulting from infrastructure improvements in information technology, procurement, human resources, finance and real estate, as well as organizational structure and business process improvements. Detailed plans relating to these future phases are not yet complete, and may impact the amount of expected savings, expected costs or both that will result from these planned actions. Savings from these additional phases are expected to be realized as the actions are implemented through the end of 2008.

As noted above, MMC has been reducing its occupancy at its headquarters building in New York. Phase 1 of the 2006 Plan includes net costs of $8 million and expected annualized savings of approximately $25 million related to these actions. The expected net costs of $8 million comprise both gains on the sale of owned floors and losses on sub-leases of leased floors, which will be recognized at the earlier of when the floors are vacated or when sub-lease agreements are executed. During the fourth quarter of 2006, MMC sold its condominium interest in five floors of its headquarters building, realizing a gain of $74 million. The disposal of these floors is an integral part of MMC’s overall restructuring plan and the gain from this disposal has been included as a reduction of other operating expenses, consistent with the classification of other costs for actions taken related to this and other facilities MMC has vacated. The sale of the five floors will reduce MMC’s annual facilities costs by approximately $5 million, which is included in the $110 million of savings from Phase 1 of the 2006 Plan, as discussed above.

MMC expects to vacate an additional seven floors, five of which it leases and expects to sub-lease and two of which it owns and expects to lease to a third party. Additional costs of $60 million are expected from these remaining actions, which are expected to generate annualized savings of $20 million when completed over the next 12-18 months.

Businesses Exited in 2006 and 2005

In December 2006, Kroll completed the sale of KSI, its international security operation, that provided high-risk asset and personal protection services. The financial results of KSI are included in discontinued operations.

In the first quarter of 2006, MMC determined that Price Forbes, its U.K.-based insurance wholesale operation, met the criteria for classification as a discontinued operation. The 2006 results of Price Forbes, which includes a charge to reduce the carrying amount of its assets to fair value less cost to sell, are included in discontinued operations in the consolidated statement of income. The prior year’s amounts have not been restated because the results of Price Forbes were insignificant to MMC’s 2005 results. MMC completed the sale of Price Forbes in September 2006.

In October 2005, Marsh completed the sale of Crump Group, Inc., its U.S.-based wholesale insurance broker. The gain on the sale was recognized in the fourth quarter of 2005. In December 2005 MMC agreed to sell its majority interest in Sedgwick CMS Holdings (“SCMS”). The sale of SCMS was completed on January 31, 2006, and the associated gain on the sale was recognized in the first quarter of 2006. Crump and SCMS are classified as discontinued operations in the accompanying financial statements.

In May 2005, MMC sold the assets of MMC Capital, which had been MMC’s private equity management subsidiary, to Stone Point Capital LLC (“Stone Point”), an entity controlled by the former managers of MMC Capital for approximately $3 million. At the time of the asset sale, Stone Point assumed responsibility for management of the Trident Funds and other private equity funds previously managed by MMC Capital. MMC does not participate in the investment decisions or management of Stone Point or the private equity funds managed by Stone Point. MMC, through its subsidiary Risk Capital Holdings, continues to own investments in firms such as Ace Ltd., XL Capital Ltd. and Axis Capital Holdings, Ltd., as well as its investments in the Trident II and other funds managed by Stone Point.

Subsequent Event

On February 1, 2007, MMC announced it had entered into a stock purchase agreement with Great-West Lifeco Inc. (“GWL”), a majority-owned subsidiary of Power Financial Corporation, pursuant to which GWL will purchase Putnam Investments Trust. The sale agreement includes Putnam’s interest in the T.H. Lee private equity business. The after-tax cash proceeds to MMC are expected to be approximately $2.5 billion, subject to possible adjustment based on (i) changes in Putnam’s adjusted stockholders’ equity between September 30, 2006 and closing and (ii) any decline below an agreed threshold in Putnam’s adjusted asset management revenue between December 31, 2006 and closing. For further information and a copy of the stock purchase agreement, please see our Form 8-K filed on February 1, 2007. MMC expects the sale of Putnam to close in mid-2007. Putnam’s results have been reclassified as part of discontinued operations in this revised annual report.

Risk and Insurance Services

In the Risk and Insurance Services segment, MMC’s subsidiaries and other affiliated entities act as brokers, agents or consultants for insureds, insurance underwriters and other brokers in the areas of risk management, insurance broking and insurance program management services, primarily under the name of Marsh; and engage in reinsurance broking, catastrophe and financial modeling services and related advisory functions, primarily under the name of Guy Carpenter.

Marsh and Guy Carpenter are compensated for brokerage and consulting services primarily through fees paid by clients and/or commissions paid out of premiums charged by insurance and reinsurance companies. Commission rates vary in amount depending upon the type of insurance or reinsurance coverage provided, the particular insurer or reinsurer, the capacity in which the broker acts and negotiations with clients. Revenues are affected by premium rate levels in the insurance/reinsurance markets, since compensation is frequently related to the premiums paid by insureds/reinsureds. In many cases, compensation may be negotiated in advance on the basis of the estimated value of the services to be performed. Revenue is also affected by fluctuations in the amount of risk retained by insurance and reinsurance clients themselves and by increases or decreases in the value of the risks that have been insured, new and lost business, and the volume of business from new and existing clients.

Effective October 1, 2004, Marsh eliminated contingent compensation, or market services agreements with insurers, under which it had received revenues based upon such factors as the overall volume, growth and, in some cases, profitability, of the total business placed by Marsh with a given insurer.

For billing and other administrative services, Marsh and Guy Carpenter receive interest income on certain funds (such as premiums and claims proceeds) held in a fiduciary capacity for others. The investment of fiduciary funds is regulated by state and other insurance authorities. These regulations typically provide for segregation of fiduciary funds and limit the types of investments that may be made with them. Interest income from these investments varies depending on the amount of funds invested and applicable interest rates, both of which vary from time to time.

Following the sale of MMC Capital’s business in May 2005, we no longer receive fees in connection with the private equity investments previously managed by MMC Capital, nor do we receive management fees or origination fees related to this business, except that MMC retained the right to receive certain performance fees relating to the Trident II private equity partnership. We continue to receive dividends and to recognize capital appreciation or depreciation on the investments held by Risk Capital Holdings, as well as revenue on Risk Capital Holdings’ sales of investments from time to time.

The results of operations for the risk and insurance services segment are presented below:

(In millions of dollars)	2006	2005	2004

Revenue:
Service Revenue	$5,267	$5,412	$6,056
Investment Income	196	180	149

Operating Revenue	5,463	5,592	6,205
Expense	4,786	5,287	6,121

Operating Income	$677	$305	$84

Operating Margin	12.4%	5.5%	1.4%

Revenue

Revenue in risk and insurance services decreased 2% in 2006 compared with 2005 and was flat on an underlying basis. Higher revenue in reinsurance services and Risk Capital Holdings was offset by a decrease in insurance services.

Underlying revenue at Marsh in 2006 was down 2% as compared to 2005. In 2006, Marsh’s new business grew 10 percent globally with solid growth in all major geographies. However, new business growth was more than offset by decreased market service revenues, which declined to $43 million in 2006 from $114 million in the prior year, and the impact of a softer pricing environment in the property and casualty insurance markets.

Effective January 1, 2007, Marsh will manage certain businesses (formerly part of Risk Consulting & Technology) which had revenue of approximately $25 million in 2006.

Reinsurance services revenue increased 5%, primarily due to new business growth and higher levels of renewal business. Although U.S. property catastrophe reinsurance premium rates were higher, reinsurance premium rates for most other lines were stable to down and the market environment for property catastrophe reinsurance continued to be impacted by limited reinsurer capacity and higher risk retention by clients.

Risk Capital Holdings revenue in 2006 was 2% higher compared with 2005. Higher mark-to-market gains, primarily from MMC’s investments in the Trident private equity funds were partly offset by lower realized gains from sales of directly held investments and the elimination of investment management fees following the sale of MMC Capital’s business in May 2005. Revenue in 2006 increased 7% on an underlying basis due to higher investment gains. We expect revenues related to Risk Capital Holdings to decline in 2007.

In December 2006, MMC, through its subsidiary Risk Capital Holdings, contributed its limited partnership interest in Trident III, valued at $182 million, to the U.K. Pension Fund. The transaction was recorded at the estimated fair value of MMC’s investment on the date of the contribution. Risk Capital Holdings’ revenue in 2006 included $38 million of mark-to-market gains for Trident III recognized through the date of the contribution.

At December 31, 2006, the balance of accounts receivable related to accrued market services revenue earned prior to October 1, 2004 was approximately $43 million, compared with $132 million at December 31, 2005. MMC intends to collect the remaining MSA revenue earned prior to October 1, 2004, and is seeking to enforce its rights under the contracts to collect amounts due. However, there is no assurance that MMC will be successful in collecting all amounts due.

To the extent such accrued amounts are not collected, a charge to earnings would result. In 2007, MMC collected an additional $23 million of accrued market service revenue.

Revenue in the risk and insurance services segment decreased 10% in 2005 compared with 2004, reflecting decreases in both insurance services and reinsurance services revenue. In insurance services, underlying revenue decreased 13%. Excluding the impact of decreased market services revenue, underlying revenue decreased 6%, reflecting lower new business volume and lower commercial premium rates. The decrease in underlying revenue was most significant in the United States; however, the percentage decline improved in the fourth quarter compared with earlier quarters in 2005 despite continued premium rate declines in the commercial insurance marketplace. Market services revenue declined from $521 million in 2004 to $114 million in 2005.

Expense

In 2006, expenses in the risk and insurance services segment decreased 9% compared to the prior year. The decrease reflects cost savings from restructuring; a decrease in restructuring charges from $257 million in 2005 to $100 million in 2006; a decrease of $45 million in settlement, legal and regulatory costs related to market services agreements and associated shareholder and policyholder litigation; and a decrease of $78 million related to employee retention awards. In addition, 2006 expenses reflect lower incentive compensation costs and lower costs related to professional liability claims. Partly offsetting these decreases were costs of $47 million in 2006 related to employee stock options. The operating margin for 2006 improved to 12.4% from 5.5% in 2005.

Expenses in the risk and insurance services segment decreased 14% in 2005, compared with the prior year. Expenses in 2004 included a $850 million charge related to the settlement with the NYAG and NYSID.

Risk Consulting & Technology

MMC’s Risk Consulting & Technology segment primarily consists of Kroll and its subsidiaries, acquired by MMC in July 2004. Kroll services fall into two major product lines: consulting services which includes risk consulting, corporate advisory & restructuring and security; and technology enabled solutions.

Kroll receives compensation primarily in the form of fees paid by clients. These fees are typically earned on an hourly, project, fixed fee or per-unit basis. Kroll’s revenue is subject to changes in international economic and regulatory conditions. Some of Kroll’s revenue sources are counter-cyclical to the performance of the economy in general. These sources may include, for example, fees from restructuring, turnaround and forensic engagements relating to commercial bankruptcies and bond defaults. Kroll is also subject to normal competitive forces such as pricing pressures, demand for professional staff and new product development on the part of competitors, particularly in technology services.

The results of operations for the risk consulting & technology segment are presented below:

(In millions of dollars)	2006	2005	2004

Revenue	$979	$872	$371
Expense	830	751	326

Operating Income	$149	$121	$45

Operating Margin	15.2%	13.9%	12.1%

Revenue

Risk consulting & technology revenues increased 12% in 2006 compared with 2005, 9% on an underlying basis. The technology services group, Kroll’s largest business unit, increased revenues by 12%. This unit’s Kroll OnTrack electronic discovery business responded successfully to market conditions and continued its improvement from the first quarter of 2006. The consulting services group reported double-digit growth, primarily due to strong operations performance by corporate advisory and restructuring partially due to success fees on several large engagements. Background screening was driven by strong growth in the identity theft business.

In the fourth quarter of 2006, Kroll completed the sale of KSI, its international security operation that provides high-risk asset and personal protection services. The financial results of KSI are included in discontinued operations. Effective January 1, 2007, Kroll will transfer to Marsh certain businesses which had revenue of $25 million in 2006.

The year-to-year comparisons of the segment’s revenue between 2005 and 2004 are significantly impacted by the fact that we acquired Kroll in July 2004. As a result, 2004 results include only six months of Kroll’s operations. Underlying revenue growth in 2005 was 22% due to growth in the technology services, corporate advisory and restructuring and background screening practices.

Expense

Risk consulting & technology expenses increased 11% in 2006 compared with 2005. Approximately half of the increase results from acquisitions and the impact of foreign currency fluctuation. The remaining increase reflects higher compensation in the corporate advisory and restructuring and the background screening businesses, as well as increased costs for outside services in the background screening business due to a higher volume of business. Expenses in 2006 include amortization of identified intangibles of $57 million. In addition, expenses in 2006 include a credit related to the early termination of a licensing agreement.

The year-to-year comparisons of the segment’s expenses between 2005 and 2004 are significantly impacted by the fact that we acquired Kroll in July 2004. As a result, 2004 results include only six months of Kroll’s operations. Expenses include amortization of identified intangible assets of $58 million and $24 million in 2005 and 2004, respectively.

Consulting

MMC conducts business in its Consulting segment through Mercer Inc. and its subsidiaries and affiliates. Mercer operates through two main business groups. Mercer Human Resource Consulting (“Mercer HR”) includes practice groups specializing in retirement and investments, outsourcing, health and benefits and talent. The Mercer Specialty Consulting Businesses focus on management consulting, organizational design and change management, and economic consulting.

The major component of Mercer’s revenue, in both Mercer HR and the Mercer Specialty Consulting Companies, is fees paid by clients for advice and services. Mercer HR, principally through its health & benefits line of business, also earns significant revenue in the form of commissions received from insurance companies for the placement of group (and occasionally individual) insurance contracts, primarily life, health and accident coverages. Revenue for Mercer global investment’s discretionary investment management business and certain of Mercer HR’s outsourcing business defined contribution administration services consists principally of fees based on assets under administration.

Revenue in the consulting business is affected by, among other things, global economic conditions, including changes in clients’ particular industries and markets. Revenue is also subject to competition due to the introduction of new products and services, broad trends in employee demographics, the effect of government policies and regulations, and fluctuations in interest and foreign exchange rates. Revenues from the provision of discretionary investment management services and retirement trust and administrative services are significantly affected by securities market performance.

The results of operations for the consulting segment are presented below:

(In millions of dollars)	2006	2005	2004

Revenue:
Service Revenue	$4,224	$3,802	$3,637
Investment Income	1	—	—

Operating Revenue	4,225	3,802	3,637
Expense	3,759	3,351	3,228

Operating Income	$466	$451	$409

Operating Margin	11.0%	11.9%	11.2%

Revenue

Consulting revenue in 2006 increased 11% compared with 2005. Revenue in Mercer HR increased 8%, or 7% on an underlying basis driven by strong growth in retirement and investments, and talent. Mercer Specialty Consulting revenues grew 19%, 16% on an underlying basis. Each of the Mercer Specialty companies contributed to this performance, led by Mercer Oliver Wyman which increased underlying revenues 22%.

Consulting revenue in 2005 increased 4% compared with 2004. On an underlying basis, revenue increased 3%, due to a 18% increase in Mercer Specialty Consulting, while Mercer HR decreased 1% versus prior year. The increase in underlying revenue in Mercer Specialty reflected increases of 24% in management consulting, reflecting a 25% increase in Mercer Oliver Wyman, and 6% in economic consulting. Within Mercer HR, underlying revenue decreased 1%, reflecting a decline in the revenue associated with defined contribution plan assets previously administered by Putnam and transferred to Mercer effective January 1, 2005, increased pricing competition on traditional actuarial valuation services, and a decline in the employee benefits business transferred from Marsh to Mercer. These declines were partly offset by strong growth in talent.

Expense

Consulting expenses increased 12% in 2006 compared with 2005. The expense increase reflects restructuring charges of $27 million, the impact of acquisitions and higher compensation costs due in part to increased staff levels. In addition, expenses in 2006 include costs of $41 million related to employee stock options.

Consulting expenses increased 4% in 2005 compared with 2004. On an underlying basis, expenses increased 3%, as savings from restructuring activity and lower costs for restructuring were offset by employee retention costs, increased benefits costs and higher expenses in Specialty Consulting due to a higher volume of business.

Discontinued Operations

Results of discontinued operations have been amended to include Putnam’s operating income for all years presented. Operating income from SCMS, KSI and Price Forbes is also included for all years presented. Crump operating income is included in discontinued operations in 2005 and 2004. In addition, discontinued operations in 2006 also includes the gain on disposal of SCMS and a charge to reduce the carrying value of Price Forbes’ asset to fair value for all years presented. The gain on the disposal of Crump is included in 2005.

The following reflects the results of operations for Putnam, MMC’s investment management segment, that are included in discontinued operations.

(In millions of dollars)	2006	2005	2004

Putnam:
Revenue	$1,385	$1,506	$1,711
Expense	1,082	1,243	1,596

Net Operating Income	303	263	115
Minority interest and other discontinued operations	1	43	45
Provision for income tax	118	117	159

Income from discontinued operations, net of tax	186	189	1

Gain on disposal of discontinued operations	298	55	—
Provision for income tax	126	41	—

Gain on disposal of discontinued operations, net of tax	172	14	—

Discontinued operations, net of tax	$358	$203	$1

Revenue - Putnam

Putnam’s revenue declined 8% in 2006 compared to 2005 due to a decrease in management fees resulting from a decline in average assets under management, lower 12b-1 fee revenue and lower transfer agency fees, partly offset by higher investment income. Assets under management averaged $186 billion in 2006, a 5% decline from the $196 billion managed in the same period of 2005. Assets under management aggregated $192 billion at December 31, 2006. The increase in assets under management since December 31, 2005 results from a $19 billion positive impact of market and investment performance partly offset by net outflows of $16 billion. Net flows for the fourth quarter of 2006 were neutral. As of February 23, 2007, year-to-date net outflows were approximately $5 billion.

Putnam’s revenue decreased 12% in 2005, reflecting a decrease in fees due to a decline in assets under management, lower 12b-1 fee revenue, and decreased investment gains. Assets under management averaged $196 billion in 2005, a 10% decline from the $217 billion managed in 2004. Assets under management aggregated $189 billion at December 31, 2005, compared with $213 billion at December 31, 2004. The change in assets under management from December 31, 2004 results primarily from net redemptions of $31 billion, partly offset by the positive impact of market performance.

Expense - Putnam

Expenses in 2006 decreased $161 million from 2005, due to a decrease in amortization expense for prepaid dealer commissions and the year-over-year effect of a $37 million charge in 2005 relating to costs to address issues associated with the calculation of certain amounts previously paid to Putnam by Putnam mutual funds in the form of cost reimbursements to Putnam for transfer agency services relating to defined contribution operations. Partly offsetting these decreases were costs of $14 million related to employee stock options.

Expenses for 2005 decreased 23% from 2004. Expenses in 2005 include a $37 million charge, described above. Expenses in 2004 include a charge of $224 million related to Putnam’s regulatory settlements with the SEC and the Secretary of the Commonwealth of Massachusetts on market-timing issues. Other expense reductions in 2005 include lower compensation and severance costs, reduced costs related to regulatory issues, a decrease in amortization expense for prepaid dealer commissions and a decrease in restructuring charges. These reductions were partially offset by an increase in expenses previously borne by the funds under the prior transfer agent service agreement. Putnam’s expenses in 2004 include a $25 million credit to compensation expense associated with the settlement with Putnam’s former chief executive officer.

Corporate Items

Corporate Expenses

Corporate expenses of $137 million in 2006 were $150 million lower than in 2005. The decrease is primarily due to the impact of stock option expense, which was recorded as a corporate charge in 2005 and was charged to the business segments in 2006, and lower net restructuring charges, largely resulting from a gain on the disposal of five floors in MMC’s headquarters building, partly offset by higher professional services fees.

In 2006, MMC corporate recorded a net credit of $31 million for restructuring and related charges. A $74 million gain on the sale of five floors in MMC’s headquarters building was partly offset by future rent on non-cancelable leases for floors vacated by MMC as well as accelerated amortization/depreciation related to floors that have been or will be vacated as part of the restructuring. The sale of these floors is an integral part of MMC’s overall restructuring plan and the gain from this disposal has been included as a reduction of other operating expense, consistent with the classification of other actions taken related to facilities MMC has vacated. In 2005, MMC corporate recorded $72 million of restructuring and related charges, primarily related to the consolidation of office space in London.

Corporate expenses were $287 million in 2005 compared to $55 million in 2004. Expenses in 2005 included $64 million of incremental expenses, primarily related to stock options, resulting from the adoption of SFAS 123 (R) effective July 1, 2005. The incremental cost related to the implementation of SFAS 123 (R) was charged to corporate and not to the operating segments in 2005. In addition, $6 million was recorded for severance and other termination benefits related to the 2005 Plan, and a charge of $49 million was recorded related to the consolidation of office space in London. Because the office consolidation was initiated by MMC to benefit its London operations as a whole, the related charge was recorded in corporate. Corporate expenses also reflected $30 million of charges in connection with the resolution of certain litigation and related matters.

Corporate expenses in 2004 included $28 million of restructuring costs, including severance and other termination benefits, future rent under non-cancelable leases and lease termination costs; and $10 million that related to a start-up hedge fund management business at MMC that was subsequently discontinued. The impact of the final settlement for insured losses related to the WTC reduced Corporate expenses in 2004. The replacement value of the assets exceeded their book value by $105 million which was recorded as a reduction of other operating expenses.

Interest

Interest income earned on corporate funds amounted to $60 million in 2006, an increase of $16 million from 2005. The increase in interest income reflected the combination of higher average corporate cash balances and generally higher average interest rates in 2006 compared with the prior year. Interest expense of $303 million in 2006 decreased from $332 million in 2005. The decrease in interest expense is primarily due to $34 million recorded in the third quarter of 2005 for the prepayment charge incurred in connection with the refinancing of the mortgage on MMC’s headquarters building in New York.

Interest income was $44 million for 2005, an increase of $24 million from 2004. The increase in interest income reflected the combination of higher average corporate cash balances and generally higher average interest rates in 2005 compared with 2004. Interest expense was $332 million in 2005 compared to $219 million in 2004. The increase in interest expense is due to an increase in the amount of average outstanding debt resulting from the acquisition of Kroll and a $34 million charge in 2005 for the prepayment of the $200 million mortgage on MMC’s corporate headquarters in New York. In addition, interest expense in 2005 includes a write-off of $7 million of unamortized deferred financing costs related to MMC’s prior revolving credit agreements which were refinanced in December 2005.

Income Taxes

MMC's consolidated effective tax rate was 29.8% in 2006 compared to 31.4% in 2005. The change primarily reflects the release of valuation allowances on certain deferred tax assets, partly offset by a change in the geographic mix of MMC's earnings and an adjustment of the 2005 tax provision estimates to the tax return amount.

MMC's consolidated effective tax rate was 31.4% in 2005, a decrease from 35.2% in 2004. The decrease in the rate was primarily due to the impact in 2004 of a lower benefit related to Marsh's $850 million settlement of the NYAG lawsuit; partially offset in 2005 by an increase in valuation allowances provided on net operating losses in certain state and foreign jurisdictions and a change in the geographic mix of MMC's earnings.

The effective tax rate is sensitive to the geographic mix of MMC’s earnings, which may have a favorable or unfavorable impact on the rate. Furthermore, losses in certain jurisdictions cannot be offset by earnings from other operations, and may require valuation allowances affecting the rate, depending on estimates of their realizability.

MMC establishes allowances for potential liabilities that may arise out of tax audits and litigation to the extent that such liabilities are probable and can be estimated in accordance with SFAS No. 5. Once established, allowances are evaluated based on the facts and circumstances that exist at each reporting period. Adjustments may result, for example, upon resolution of an issue with the taxing authorities, or expiration of a statute of limitations barring an assessment for an issue for which an allowance had previously been recorded. Such adjustments could have a material impact on MMC’s effective tax rate, net income, and cash flows in a particular future period.

2005 Stock Option Exchanges

At the May 2005 Annual Meeting, MMC’s shareholders approved a stock option exchange offer for MMC options. Under the exchange offer, eligible employees could exchange certain deeply underwater options for new options with an estimated fair value equal to 90% of the value of options surrendered in exchange, calculated using the Black-Scholes pricing model. Effective July 1, 2005, employees elected to exchange 42 million options for 16 million new options. The exchange resulted in the retirement of 26 million options and no incremental compensation expense was incurred in connection with the new option grants. The exercise price of the new options of $27.86 is equal to the market price of MMC’s common stock as of the new grant date. The new options were unvested when granted and will vest on the later of the second anniversary of the new option grant or the vesting date of the tendered option. The other terms and conditions of the new options are substantially similar to those of the tendered options they replaced.

On September 29, 2005, certain eligible participants in the Putnam Investments Trust Equity Partnership Plan participated in a voluntary option exchange pursuant to the terms of the Offer to Exchange Certain Outstanding Options (the “Offer to Exchange”), dated August 30, 2005. Under the Offer to Exchange, holders of options on Class B shares meeting certain eligibility requirements could elect to exchange those options for restricted shares with the equivalent value of the exchanged options, as determined using the Black-Scholes valuation model. As a result of the Offer to Exchange, a total of 2,201,850 options were retired and 139,388 restricted shares were issued at a grant price of $28.26 per share.

Liquidity and Capital Resources

MMC’s routine liquidity needs are primarily for servicing debt and paying dividends on outstanding stock. Our primary source for meeting these requirements is cash flows from our operations.

Cash on our consolidated balance sheets includes funds available for general corporate purposes. Funds held on behalf of clients in a fiduciary capacity are segregated and shown separately in the consolidated balance sheet as an offset to fiduciary liabilities.

Operating Cash Flows

MMC generated $878 million of cash from operations in 2006 compared with $399 million in 2005. These amounts reflect the net income earned by MMC during those periods, excluding gains or losses from the disposition of businesses, the gain on the sale of five floors from the MMC headquarters building and adjusted for non-cash charges and changes in working capital which relate, primarily, to the timing of payments for accrued liabilities or receipts of assets. These include payments in 2006 of approximately $270 million for regulatory settlements and tax payments of $136 million related to the disposition of businesses. Cash generated from the disposition of businesses is included in investing cash flows.

In January 2005 MMC reached a settlement with the NYAG and NYSID that resolved the actions commenced by them against MMC and Marsh. As a result of this agreement, MMC recorded a charge in 2004 for an $850 million policyholder fund. MMC paid the first $255 million to the fund on June 1, 2005. An additional $255 million was paid on June 1, 2006, and $170 million will be paid to the fund on or before each of June 1, 2007 and 2008, respectively. These amounts are included in Regulatory settlements in the consolidated balance sheets.

MMC has funding requirements for the U.S. non-qualified and non-U.S. pension plans in 2007 of approximately $19 million and $176 million, respectively. MMC’s policy for funding its tax qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. and applicable foreign law. There currently is no ERISA funding requirement for the U.S. qualified plan in 2006 or in 2007. Funding requirements for non-U.S. plans vary country by country. Contribution rates are determined by the local actuaries based on local funding practices and requirements. Funding amounts may be influenced by future asset performance, discount rates and other variables impacting the assets and/or liabilities of the plan. In addition, amounts funded in the future, to the extent not due under regulatory requirements, may be affected by alternative uses of MMC’s cash flows, including dividends, investments, and share repurchases.

During 2006, MMC contributed approximately $20 million to the U.S. pension plans and $319 million to the significant non-U.S. pension plans, compared with $229 million for U.S. plans and $498 million for significant non-U.S. plans in 2005. The contribution to the non-U.S. Plans in 2006 includes a non-cash contribution of MMC’s investment in Trident III, a private equity limited partnership. The contribution was recorded based on the estimated fair value on the date of the contribution of $182 million.

Financing Cash Flows

Net cash used for financing activities was $759 million in 2006 compared with $128 million of net cash provided by financing activities in 2005. During 2006, MMC reduced outstanding debt by approximately $570 million.

In December 2005, MMC and certain of its foreign subsidiaries entered into a new $1.2 billion multi-currency revolving credit facility. Subsidiary borrowings under the facility are unconditionally guaranteed by MMC. The facility, which will expire in December 2010, replaced MMC’s $1.0 billion and $700 million revolving credit facilities which were scheduled to expire in 2007 and 2009, respectively. In December 2005, certain of MMC’s foreign subsidiaries borrowed approximately $510 million under the new facility, primarily to fund the repatriation of accumulated earnings pursuant to the American Jobs Creation Act of 2004. There was $94 million outstanding under this facility at December 31, 2006.

In September 2005, MMC issued $550 million of 5.15% senior notes due 2010 and $750 million of 5.75% senior notes due 2015 (the “2005 Notes”). The net proceeds from the 2005 Notes were used to pay down the $1.3 billion term loan facility established in late 2004.

Also in September 2005, MMC refinanced its headquarters building in New York City by entering into a 30-year, $475 million mortgage loan agreement at a fixed annual rate of 5.7%. This replaced the existing $200 million, 9.8% mortgage due in 2009. The incremental proceeds, net of a $34 million prepayment charge, were used to pay down outstanding short-term debt.

MMC’s senior debt is currently rated Baa2 by Moody’s and BBB by Standard & Poor’s. MMC’s short-term debt is currently rated P-2 by Moody’s and A-2 by Standard & Poor’s. MMC carries a negative outlook from both Moody’s and Standard & Poor’s.

MMC paid total dividends of $374 million in 2006 ($0.68 per share) and $363 million ($0.68 per share) in 2005. MMC made no share repurchases in 2006.

In January 2007, MMC announced that its board of directors had approved an increase to MMC’s quarterly cash dividend to 19 cents per share from 17 cents previously.

MMC also maintains other credit facilities, guarantees and letters of credit with various banks, primarily related to operations located outside the United States, aggregating $270 million at December 31, 2006 and $354 million at December 31, 2005. There was $8 million outstanding under these facilities at December 31, 2006.

Investing Cash Flows

Net cash used for investing activities amounted to $136 million in 2006 compared with $153 million of net cash provided by investing activities in 2005. Cash generated by the sale of SCMS totaled $326 million in 2006, which was partly offset by net purchases of long term investments. Cash used for acquisitions totaled $221 million in 2006 versus $74 million in 2005. Remaining deferred cash payments of approximately $75 million related to acquisitions completed in 2006 and prior years are recorded in Accounts payable and accrued liabilities or in Other liabilities in the consolidated balance sheets at December 31, 2006. Proceeds from sales related to fixed assets and capitalized software includes $125 million of proceeds related to the sale of the floors from the MMC headquarters building. In addition, cash used to purchase investments of $193 million was partly offset by the sale of securities of $118 million in 2006. In 2005, cash generated by the sale of securities totaled $333 million.

MMC expects the after tax proceeds from the anticipated sale of Putnam in mid-2007 to approach $2.5 billion, subject to certain adjustments in the sale agreement. MMC will analyze various alternatives for use of the expected proceeds including acquisitions, adjustments to our capital structure such as debt repayment and/or share repurchases, and investments in our existing businesses.

MMC’s additions to fixed assets and capitalized software, which amounted to $307million in 2006 and $345 million in 2005, primarily relate to computer equipment purchases, the refurbishing and modernizing of office facilities and software development costs.

MMC has committed to potential future investments of approximately $222 million in connection with various private equity funds and other MMC investments. The commitment comprises $82 million related to Trident II and other funds managed by Stone Point and $140 million related to possible investments by Putnam. At December 31, 2006, MMC has no future commitments related to Trident III, as those commitments were assumed by MMC’s U.K. pension plan when the investment in Trident III was contributed to the plan in December 2006. The majority of MMC’s other investment commitments for funds managed by Stone Point are related to Trident II, the investment period for which is now closed for new investments. Any remaining capital calls for Trident II would relate to follow-on investments in existing portfolio companies or for management fees or other partnership expenses. Significant future capital calls related to Trident II are not expected. Although it is anticipated that Trident II will be harvesting its remaining portfolio in 2007 and thereafter, the timing of any portfolio company sales and capital distributions is unknown and not controlled by MMC.

Putnam has investment commitments of $140 million for three active Thomas H. Lee (“THL”) funds, of which Putnam believes approximately $42 million will not be called. Putnam is authorized to commit to invest up to $187 million in future THL investment funds, but is not required to do so. At December 31, 2006 none of that additional $187 million is committed. These commitments will remain with Putnam when the anticipated sale of Putnam closes.

Approximately $37 million was invested in 2006 related to all of the commitments discussed above (including investments in Trident III prior to its contribution to MMC’s U.K. pension plan).

Commitments and Obligations

MMC’s contractual obligations were comprised of the following as of December 31, 2006 (dollars in millions):

	Payment due by Period

Contractual Obligations	Total	Within 1 Year	1-3 Years	4-5 Years	After 5 Years

Bank Borrowings-International	$8	$8	$—	$—	$—
Current portion of long-term debt	1,103	1,103	—	—	—
Long-term debt	3,865	—	669	566	2,630
NYAG/NYSID settlement	340	170	170	—	—
Net operating leases	3,401	442	734	559	1,666
Service agreements	225	94	94	27	10
Other long-term obligations	86	73	10	2	1

Total	$9,028	$1,890	$1,677	$1,154	$4,307

Market Risk

Certain of MMC’s revenues, expenses, assets and liabilities are exposed to the impact of interest rate changes and fluctuations in foreign currency exchange rates and equity markets.

Interest Rate Risk

MMC manages its net exposure to interest rate changes by utilizing a mixture of variable and fixed rate borrowings to finance MMC’s asset base. MMC uses interest rate swaps on a limited basis to manage exposure to interest rate movements on its cash and investments as well as interest expense on borrowings. Rate swaps are only executed with highly creditworthy counterparties.

MMC had the following investments and debt instruments subject to variable interest rates:

(In millions of dollars)	December 31, 2006

Cash and cash equivalents invested in certificates of deposit and time deposits (Note 1)	$2,015
Fiduciary cash and investments (Note 1)	$3,587
Variable rate debt outstanding (Note 11)	$601

These investments and debt instruments are discussed more fully in the above-indicated Notes to the consolidated financial statements.

Based on the above balances, if short-term interest rates increase by 10% or 48 basis points over the course of the year, annual interest income, including interest earned on fiduciary funds, would increase by approximately $15 million. However, this would be partially offset by a $2 million increase in interest expense resulting in a net increase to income before income taxes and minority interest of $13 million.

Foreign Currency Risk
The translated values of revenue and expense from MMC’s international risk and insurance services and consulting operations are subject to fluctuations due to changes in currency exchange rates. We periodically use forward contracts and options to limit foreign currency exchange rate exposure on net income and cash flows for specific, clearly defined transactions arising in the ordinary course of business.

Equity Price Risk
MMC holds investments in public and private companies, as well as in certain private equity funds managed by Stone Point. Publicly traded investments of $124 million are classified as available for sale under SFAS No. 115. Non-publicly traded investments of $75 million are accounted for using the cost method and $366 million are accounted for using the equity method under APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”. Changes in value of trading securities are recognized in income when they occur. The investments that are classified as available for sale or that are not publicly traded are subject to risk of changes in market value, which if determined to be other than temporary, could result in realized impairment losses. MMC periodically reviews the carrying value of such investments to determine if any valuation adjustments are appropriate under the applicable accounting pronouncements.

Other
A significant number of lawsuits and regulatory proceedings are pending. See Note 16 to the consolidated financial statements.

Management’s Discussion of Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and judgments that affect reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent assets and liabilities. Management considers the policies discussed below to be critical to understanding MMC’s financial statements because their application places the most significant demands on management’s judgment, and requires management to make estimates about the effect of matters that are inherently uncertain. Actual results may differ from those estimates.

Legal and Other Loss Contingencies
MMC and its subsidiaries are subject to numerous claims, lawsuits and proceedings. GAAP requires that liabilities for contingencies be recorded when it is probable that a liability has been incurred before the balance sheet date and the amount can be reasonably estimated. Significant management judgment is required to comply with this guidance. MMC analyzes its litigation exposure based on available information, including consultation with outside counsel handling the defense of these matters, to assess its potential liability.

In addition, to the extent that insurance coverage is available, significant management judgment is required to determine the amount of recoveries that are expected under MMC’s various insurance programs.

Retirement Benefits
MMC maintains qualified and non-qualified defined benefit pension plans for its U.S. and a variety of defined benefit and defined contribution plans for eligible non-U.S. employees. MMC’s policy for funding its tax qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. and applicable foreign laws.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132 (R)” (“SFAS 158”). SFAS 158 requires that MMC recognize the funded status of its overfunded defined benefit pension and retiree medical plans (the “Plans”) as a net benefit plan asset and its unfunded and underfunded plans as a net benefit plan liability. The gains or losses and prior service costs or credits that have not been recognized as components of net periodic costs are recorded as a component of Accumulated Other Comprehensive Income (“AOCI”), net of tax, in MMC’s balance sheet. MMC adopted the provisions of SFAS 158, prospectively, on December 31, 2006.

The determination of net periodic pension cost is based on a number of actuarial assumptions, including an expected long-term rate of return on plan assets, the discount rate and assumed rate of salary increase. Significant assumptions used in the calculation of net periodic pension costs and pension liabilities are disclosed in Note 8 to the consolidated financial statements. MMC believes the assumptions for each plan are reasonable and appropriate and will continue to evaluate actuarial assumptions at least annually and adjust them as appropriate. Based on its current assumptions, MMC expects pension expense to decrease by approximately $53 million in 2007 and currently expects to contribute approximately $195 million to the plans during 2007.

During 2005 MMC made changes to the U.S. pension plan that were designed to reduce MMC’s benefits costs going forward. The changes, which were effective January 1, 2006, include changing the benefit formula from a final average salary to a career average salary as well as a change in the calculation for early retirement benefits. During 2006, MMC made similar changes to its U.K. pension plans.

Future pension expense or credits will depend on plan provisions, future investment performance, future assumptions, and various other factors related to the populations participating in the pension plans. Holding all other assumptions constant, a half-percentage point change in the rate of return and discount rate assumptions would affect net periodic pension cost for the U.S. and U.K. plans, which comprise approximately 84% of total pension plan liabilities, as follows:

	0.5 Percentage Point Increase		0.5 Percentage Point Decrease

(In millions of dollars)	U.S.	U.K.	U.S.	U.K.

Assumed Rate of Return	$(14.4)	$(23.4)	$14.4	$23.4
Discount Rate	$(28.4)	$(51.5)	$30.4	$54.6

Changing the discount rate and leaving the other assumptions constant may not be representative of the impact on expense, because the long-term rates of inflation and salary increases are correlated with the discount rate.

MMC contributes to certain health care and life insurance benefits provided to its retired employees. The cost of these postretirement benefits for employees in the United States is accrued during the period up to the date employees are eligible to retire, but is funded by MMC as incurred. This postretirement liability is included in Other liabilities in the consolidated balance sheets. The key assumptions and sensitivity to changes in the assumed health care cost trend rate are discussed in Note 8 to the consolidated financial statements.

Income Taxes
MMC’s tax rate reflects its income, statutory tax rates and tax planning in the various jurisdictions in which it operates. Significant judgment is required in determining the annual tax rate and in evaluating tax positions. Tax allowances are established when, despite the belief that the tax return positions are fully supportable, there is the potential that they may be successfully challenged. These allowances, as well as the related interest, are adjusted to reflect changing facts and circumstances.

Tax law requires items be included in MMC’s tax returns at different times than the items are reflected in the financial statements. As a result, the annual tax expense reflected in the consolidated statements of income is different than that reported in the tax returns. Some of these differences are permanent, such as expenses that are not deductible in the returns, and some differences are temporary and reverse over time, such as depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in tax returns in future years for which benefit has already been recorded in the financial statements. Valuation allowances are established for deferred tax assets when it is estimated that future taxable income will be insufficient to use a deduction or credit in that jurisdiction. Deferred tax liabilities generally represent tax expense recognized in the financial statements for which payment has been deferred, or expense for which a deduction has been taken already in the tax return but the expense has not yet been recognized in the financial statements.

As discussed below, under New Accounting Pronouncements, MMC’s accounting for income taxes will be impacted by the adoption of FASB Interpretation No. 48.

Share-based Payment
Effective July 1, 2005, MMC adopted SFAS 123(R) “Share-based Payment”, which requires, among other things, that the estimated fair value of stock options be charged to earnings. Significant management judgment is required to determine the appropriate assumptions for inputs such as volatility and expected term necessary to estimate option values. In addition, management judgment is required to analyze the terms of the plans and awards granted thereunder to determine if awards will be treated as equity awards or liability awards, as defined by SFAS 123(R).

As of December 31, 2006, there was $84 million of unrecognized compensation cost related to MMC’s option awards and $15 million of unrecognized compensation cost related to Putnam’s option awards. The weighted-average periods over which the costs are expected to be recognized are 1.4 years for MMC and 1.7 years for Putnam. Also as of December 31, 2006, there was $203 million of unrecognized compensation cost related to MMC’s restricted stock, restricted stock unit and deferred stock unit awards and $94 million of unrecognized compensation cost related to Putnam’s restricted stock awards.

See Note 9 to the consolidated financial statements for additional information regarding the adoption of SFAS 123(R).

Investment Valuation
MMC holds investments in both public and private companies, as well as certain private equity funds managed by Stone Point and T.H. Lee. The majority of the public investments are accounted for as available for sale securities under SFAS No. 115. Where applicable, certain investments are accounted for under APB Opinion No. 18. MMC periodically reviews the carrying value of its investments to determine if any valuation adjustments are appropriate under the applicable accounting pronouncements. MMC bases its review on the facts and circumstances as they relate to each investment. Fair value of private equity investments is determined by the Funds’ investment managers. Factors considered in determining the fair value of private equity investments include: implied valuation of recently completed financing rounds that included sophisticated outside investors; performance multiples of comparable public companies; restrictions on the sale or disposal of the investments; trading characteristics of the securities; and the relative size of the holdings in comparison to other private investors and the public market float. In those instances where quoted market prices are not available, particularly for equity holdings in private companies, or formal restrictions limit the sale of securities, significant management judgment is required to determine the appropriate value of MMC’s investments. MMC reviews the appropriateness of valuation results for significant private equity investments with the fund manager.

New Accounting Pronouncements

New accounting pronouncements are discussed in Note 1 to MMC’s consolidated financial statements.

In September 2006, the FASB issued SFAS 158 which requires that MMC recognize the funded status of its overfunded defined benefit pension and retiree medical plans (the “Plans”) as a net benefit plan asset and its unfunded and underfunded plans as a net benefit plan liability. The gains or losses and prior service costs or credits that have not been recognized as components of net periodic costs are recorded as a component of AOCI, net of tax, in MMC’s balance sheet. MMC adopted the provisions of SFAS 158, prospectively, on December 31, 2006. The impact of adopting SFAS 158 caused a reduction in assets of $659 million and an increase in liabilities of $259 million, including a related adjustment to tax benefits of $424 million. The net impact of adopting SFAS 158 was a reduction of MMC’s stockholders’ equity of $908 million, $807 million including an adjustment for the impact of recording a minimum pension credit prior to the adoption of SFAS 158. This adoption has no impact on MMC’s consolidated statements of income or cash flows. The adoption of SFAS 158 does not impact any financial covenants in MMC’s bank agreements, nor does MMC expect adoption to adversely impact its credit ratings. SFAS 158 also requires companies to measure the funded status of their plans as of their year-end balance sheet date no later than 2008. MMC’s existing policy is to measure the funded status of its Plans as of its year-end balance sheet date and therefore is not impacted by this requirement.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands required disclosures about fair value measurements. The provisions of SFAS 157 are effective as of the beginning of MMC’s 2008 fiscal year. MMC is currently evaluating the impact of adopting SFAS 157 on its consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. This interpretation requires that MMC recognize in its consolidated financial statements the impact of a tax position when it is more likely than not that the tax position would be sustained upon examination by the tax authorities based on the technical merits of the position. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The provisions of FIN 48 will be effective for MMC beginning in the first quarter of 2007, with the cumulative effect of any change in accounting principle recorded as an adjustment to opening retained earnings. On February 27, 2007 the FASB issued draft implementation guidance in the form of a proposed FASB Staff Position subject to a thirty day comment period. Pending finalization of this guidance, MMC is evaluating the impact of adopting FIN 48 on its consolidated financial statements.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

See the information set forth under the heading “Market Risk” above under Amended Item 7 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”).